Exhibit 99.1
THE HOME DEPOT, INC.
2455 Paces Ferry Road
Atlanta, Georgia 30339
February 5, 2007
Mr. David H. Batchelder
Mr. Ralph V. Whitworth
Relational Investors, L.L.C.
12400 High Bluff Drive, Suite 600
San Diego, California 92130
Dear Messrs. Batchelder and Whitworth:
     The following sets forth the agreement between Relational Investors, L.L.C. and its affiliates (“Relational”) and The Home Depot, Inc. (the “Company”):
1.	David H. Batchelder will be appointed to the Board of the Company effective February 22, 2007, and nominated for election to the Board of the Company at its 2007 shareholder meeting, and the Board will recommend and support Mr. Batchelder’s election to the Board of the Company. Mr. Batchelder will be appointed to the Leadership Development and Compensation Committee and the Audit Committee. The Company will provide Relational with the opportunity to review and comment on the Company’s preliminary and definitive proxy materials for the 2007 meeting.

2.	For the next three years (including the 2009 shareholder meeting), so long as Relational continues as a significant shareholder of the Company, the Board will nominate and support Mr. Batchelder (or, if he is not available to serve, another person recommended by Relational) for election to the Board and appointment to the committees referenced in the paragraph 1. above, and Relational will support each slate of directors nominated by the Board (and will not support or participate in any “withhold the vote” or similar campaign), Relational will not propose any candidates for election to the Board (other than to the Nominating and Corporate Governance Committee), and Relational will not propose any proxy resolutions or conduct any proxy solicitations. Relational withdraws its previously submitted proposal and notices with respect to the 2007 meeting.

3.	The retirement age for directors Kenneth G. Langone, Milledge A. Hart, III, John L. Clendenin, and Claudio X. González will not be extended beyond the 2008 Annual

Meeting.
4.	This agreement was approved by the Board of the Company.

5.	The Company shall issue a mutually agreed upon press release within 24 hours of this letter having been executed by Relational and the Company. Besides announcing this agreement, the press release will indicate that the Board intends to seek input from the Company’s shareholders as part of its process for identifying nominees to replace Messrs. Langone, Hart, Clendenin, and González.
If you are in agreement please sign below.

Very truly yours, THE HOME DEPOT, INC.
/s/ Francis S. Blake
Francis S. Blake
Chairman and Chief Executive Officer

Accepted and agreed as of the date set forth above.
RELATIONAL INVESTORS, LLC

By:	/s/ Ralph V. Whitworth
Ralph V. Whitworth
Managing Member

By:	/s/ David H. Batchelder
David H. Batchelder
Managing Member